CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 29, 2002 relating to the financial statements, which appears in Plum Creek Timber Company, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference in this Registration Statement of our report dated January 29, 2002 relating to the financial statements of Plum Creek Timberlands, L.P., for the year ended December 31, 2001 which appear in the Current Report on Form 8-K of Plum Creek Timber Company Inc. dated August 24, 2004. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
August 24, 2004